Exhibit 4.71

Power of Attorney

I, Zhengyu Chen, the shareholder of Beijing Star World Technology Company Limited (“Beijing Star World ”), hold 30% equity interest in Beijing Star World. I, hereby, authorize Qizhi Software (Beijing) Co., Ltd.(“ Qizhi Software ”) to exercise all the shareholder rights in connection with my 30% equity interest in Beijing Star World and irrevocably authorize Qizhi Software to exercise the following rights during the term of this power of attorney:

I hereby authorize Qizhi Software, as my attorney-in-fact, to exercise on my behalf, all the shareholder rights in connection with my 30% equity interest in Beijing Star World in accordance with laws and the Articles of Association of Beijing Star World, including but not limited to: the right to propose to summon shareholders’ meetings, to receive notice regarding convening and agenda of shareholders’ meetings, to attend shareholders’ meetings and to exercise the voting rights attached to my 30% equity interest in Beijing Star World at the shareholders’ meeting (including voting on matters such as designation and appointment of directors, general manager, chief financial operator and other senior management of Beijing Star World, dividends distribution plan and etc., as my authorized representative on the shareholders’ meeting), sell or transfer my 30% equity interest in Beijing Star World.

Qizhi Software is entitled to appoint another individual designated by its board of directors (or executive directors) to exercise the rights authorized by Beijing Star World under this power of attorney.

Unless the early termination of Business Operation Agreement jointly executed by Beijing Star World, Qizhi Software, Jianming Dong Zhenyu Xie and I, no matter for whatever reasons, the term of this power of attorney is ten (10) years upon the signing date of this power of attorney. If this power of attorney is expired, I shall agree to extend the term of this power of attorney as requested by Qizhi Software.

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Authorizer:
Zhengyu Chen

/s/ Zhengyu Chen
Date: December 17, 2009

Authorizee:
Qizhi Software (Beijing) Co., Ltd.

(Chop):	/s/ [Company Stamp of Qizhi Software (Beijing) Co., Ltd.]

Legal Representative/Authorized Representative:	/s/ Hongyi Zhou

Date: December 17, 2009